Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Neos Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Neos Therapeutics, Inc. and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2017 and the related notes to the consolidated financial statements and schedule (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Adoption of Accounting Standards Update (“ASU”) No. 2014-09

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for revenue recognition due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), and subsequent amendments thereto.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2010.

New York, New York

March 16, 2018, except for Note 2, as to which the date is December 11, 2018

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2017 (as adjusted)	2016 (as adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$31,969	$24,352
Short-term investments	18,448	15,430
Accounts receivable, net of allowances for chargebacks and cash discounts of $1,154 and $950, respectively	13,671	6,135
Inventories	11,732	5,542
Deferred contract sales organization fees	—	720
Other current assets	3,575	2,519
Total current assets	79,395	54,698
Property and equipment, net	8,203	7,076
Intangible assets, net	16,348	17,647
Other assets	162	150
Total assets	$104,108	$79,571
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$11,460	$7,798
Accrued expenses	20,944	7,773
Current portion of long-term debt	896	4,921
Total current liabilities	33,300	20,492
Long-Term Liabilities:
Long-term debt, net of current portion	58,938	58,599
Derivative liability	1,660	—
Deferred rent	1,083	1,174
Other long-term liabilities	180	272
Total long-term liabilities	61,861	60,045
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 100,000,000 authorized at December 31, 2017 and December 31, 2016; 29,030,757 and 28,996,956 issued and outstanding, respectively, at December 31, 2017; 16,079,902 and 16,060,996 issued and outstanding, respectively, at December 31, 2016	29	16
Treasury stock, at cost, 33,801 shares at December 31, 2017 and 18,906 shares at December 31, 2016	(352)	(232)
Additional paid-in capital	274,584	198,787
Accumulated deficit	(265,308)	(199,536)
Accumulated other comprehensive loss	(6)	(1)
Total stockholders’ equity (deficit)	8,947	(966)
Total liabilities and stockholders’ equity (deficit)	$104,108	$79,571

See notes to consolidated financial statements.

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2017 (as adjusted)	2016 (as adjusted)	2015
Revenues:
Net product sales	$27,132	$10,033	$3,792
Cost of goods sold	14,030	11,734	5,929
Gross profit (loss)	13,102	(1,701)	(2,137)
Research and development expenses	8,957	12,207	11,691
Selling and marketing expenses	46,881	49,291	5,672
General and administrative expenses	13,805	12,625	7,078
Loss from operations	(56,541)	(75,824)	(26,578)
Interest expense	(10,085)	(6,937)	(3,721)
Loss on debt extinguishment	—	(1,187)	—
Other income (loss), net	854	1,197	(482)
Net loss	$(65,772)	$(82,751)	$(30,781)
Preferred stock accretion to redemption value	—	—	(1,169)
Preferred stock dividends	—	—	(1,221)
Net loss attributable to common stock	$(65,772)	$(82,751)	$(33,171)
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	24,751,091	16,052,390	7,581,881
Net loss per share of common stock, basic and diluted	$(2.66)	$(5.16)	$(4.38)

See notes to consolidated financial statements.

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2017 (as adjusted)	2016 (as adjusted)	2015
Net loss	$(65,772)	$(82,751)	$(30,781)
Other comprehensive loss:
Net unrealized (loss) gain on short-term investments	(5)	2	—
Reclassification of gains included in net loss	—	(3)	—
Total other comprehensive loss	(5)	(1)	—
Comprehensive loss	$(65,777)	$(82,752)	$(30,781)

See notes to consolidated financial statements.

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except shares)

	Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	(Deficit)
Balance, December 31, 2014	—	$—	938,859	$1	(55,905)	$—	$4,831	$(83,614)	$—	$(78,782)
Proceeds from exercise of options and warrants	—	—	325,292	—	—	—	75	—	—	75
Share-based compensation expense	—	—	—	—	—	—	1,181	—	—	1,181
Cancellation of treasury stock	—	—	(55,905)	—	55,905	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	(9,197)	(171)	—	—	—	(171)
Series B Preferred Stock accretion to redemption value	—	—	—	—	—	—	—	(192)	—	(192)
Series B-1 Preferred Stock accretion to redemption value	—	—	—	—	—	—	—	(370)	—	(370)
Series B-1 accrued dividend	—	—	—	—	—	—	—	(1,221)	—	(1,221)
Series C Preferred Stock accretion to redemption value	—	—	—	—	—	—	—	(607)	—	(607)
Conversion of Redeemable Preferred Stock	—	—	9,217,983	9	—	—	110,767	—	—	110,776
Cashless exercise of Series C warrants issued with Series C financing	—	—	78,926	—	—	—	2,842	—	—	2,842
Reclassification of Series C warrants issued with senior debt	—	—	—	—	—	—	611	—	—	611
Net proceeds from issuance of common stock in IPO	—	—	5,520,000	6	—	—	75,007	—	—	75,013
Net loss	—	—	—	—	—	—	—	(30,781)	—	(30,781)
Balance, December 31, 2015	—	$—	16,025,155	$16	(9,197)	$(171)	$195,314	$(116,785)	$—	$78,374
Proceeds from exercise of options and warrants	—	—	54,747	—	—	—	13	—	—	13
Share-based compensation expense	—	—	—	—	—	—	3,460	—	—	3,460
Purchase of treasury stock	—	—	—	—	(9,709)	(61)	—	—	—	(61)
Net unrealized loss on investments	—	—	—	—	—	—	—	—	(1)	(1)
Net loss	—	—	—	—	—	—	—	(82,751)	—	(82,751)
Balance, December 31, 2016	—	$—	16,079,902	$16	(18,906)	$(232)	$198,787	$(199,536)	$(1)	$(966)
Issuance of common stock, net of issuance costs	—	—	12,019,639	12	—	—	64,548	—	—	64,560
Issuance of common stock upon conversion of convertible notes	—	—	929,967	1	—	—	6,585	—	—	6,586
Shares issued from exercise of stock options	—	—	1,249	—	—	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	(14,895)	(120)	—	—	—	(120)
Share-based compensation expense	—	—	—	—	—	—	4,051	—	—	4,051
Recognition of beneficial conversion feature on convertible notes	—	—	—	—	—	—	613	—	—	613
Net unrealized loss on investments	—	—	—	—	—	—	—	—	(5)	(5)
Net loss	—	—	—	—	—	—	—	(65,772)	—	(65,772)
Balance, December 31, 2017	—	$—	29,030,757	$29	(33,801)	$(352)	$274,584	$(265,308)	$(6)	$8,947

See notes to consolidated financial statements.

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2017 (as adjusted)	2016 (as adjusted)	2015
Cash Flows From Operating Activities:
Net loss	$(65,772)	$(82,751)	$(30,781)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	4,051	3,460	1,181
Depreciation and amortization of property and equipment	1,363	1,598	1,724
Amortization of patents and other intangible assets	1,660	1,662	1,518
Changes in fair value of earnout, derivative and warrant liabilities	(509)	18	1,313
Amortization of senior debt discounts	1,316	406	576
Amortization of short-term investment purchase discounts	(126)	(156)	—
Deferred interest on debt	2,111	4,738	548
Loss on debt extinguishment	—	942	—
Gain on sale of equipment	(23)	(922)	(831)
Other adjustments	(91)	5	(23)
Changes in operating assets and liabilities:
Accounts receivable	(7,536)	(2,232)	(3,536)
Inventories	(6,190)	(3,022)	(489)
Deferred contract sales organization fees	720	(123)	—
Other assets	(414)	(1,278)	(1,060)
Accounts payable	3,008	2,377	3,567
Accrued expenses	13,171	4,632	426
Net cash used in operating activities	(53,261)	(70,646)	(25,867)
Cash Flows From Investing Activities:
Purchases of short-term investments	(48,015)	(66,088)	—
Sales and maturities of short-term investments	45,118	50,816	3,000
Proceeds from sale-leaseback of equipment	3,222	—	—
Capital expenditures	(2,497)	(3,550)	(1,023)
Intangible asset expenditures	(361)	(500)	—
Net cash (used in) provided by investing activities	(2,533)	(19,322)	1,977
Cash Flows From Financing Activities:
Proceeds from Deerfield debt note, net of fees	—	58,419	—
Proceeds from senior debt note	—	—	10,000
Prepayment of senior debt and fee	—	(26,063)	—
Proceeds from sale of equipment	—	415	—
Proceeds from the issuance of common stock, net of issuance cost	64,560	13	18,122
Proceeds from initial public offering, net of issuance cost	—	—	75,013
Payments made on borrowings	(989)	(9,166)	(1,654)
Payments made to purchase treasury stock	(120)	(61)	(171)
Payments made on behalf of Deerfield	(40)	—	—
Net cash provided by financing activities	63,411	23,557	101,310
Increase (decrease) in cash and cash equivalents	7,617	(66,411)	77,420
Cash and Cash Equivalents:
Beginning	24,352	90,763	13,343
Ending	$31,969	$24,352	$90,763
Supplemental Disclosure of Noncash Transactions:
Issuance of senior secured convertible notes in lieu of interest payment	$6,586	$—	$—
Issuance of common stock upon conversion of senior secured convertible notes	$6,586	$—	$—
Capital lease liability from sale-leaseback transactions	$3,222	$—	$—
Derivative Liability incurred in connection with First Amendment to Facility	$2,107	$—	$—
Prepaid assets included in accounts payable	$654	$—	$—
Beneficial conversion feature incurred on convertible notes	$613	$—	$—
Deferred contract sales organization fees	$—	$597	$—
Issuance of stock warrants	$—	$—	$2,131
Exercise of Series C warrants for Series C Preferred Stock	$—	$—	$2,322
Cashless exercise of Series C warrants from Series C financing in IPO closing	$—	$—	$2,842
Conversion of Redeemable Preferred Stocks into Common Stock	$—	$—	$110,776
Reclassification of Series C warrants issued with senior debt upon IPO closing	$—	$—	$611
Preferred stock accretion	$—	$—	$1,169
Preferred stock dividend	$—	$—	$1,221
Supplemental Cash Flow Information:
Interest paid	$6,769	$2,857	$2,524

See notes to consolidated financial statements.

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and nature of operations

Neos Therapeutics, Inc., a Delaware corporation, and its subsidiaries (the “Company”) is a fully integrated pharmaceutical company. The Company has developed a broad, proprietary modified-release drug delivery technology that enables the manufacture of single and multiple ingredient extended-release pharmaceuticals in patient- and caregiver-friendly orally disintegrating tablet and liquid suspension dosage forms. The Company has a pipeline of extended-release pharmaceuticals including three approved products for the treatment of attention deficit hyperactivity disorder (“ADHD”). Adzenys XR-ODT was approved by the US Food and Drug Administration (the “FDA”) on January 27, 2016 and launched commercially on May 16, 2016. The Company received approval from the FDA for Cotempla XR-ODT, its methylphenidate XR-ODT for the treatment of ADHD in patients 6 to 17 years old, on June 19, 2017, the Company initiated an early experience program with limited product availability on September 5, 2017 before launching this product nationwide on October 2, 2017. Also, the Company received approval from the FDA for Adzenys ER oral suspension (“Adzenys ER”) on September 15, 2017, and launched this product on February 26, 2018. In addition, the Company manufactures and markets a generic Tussionex (hydrocodone and chlorpheniramine) (“generic Tussionex”), extended-release liquid suspension for the treatment of cough and upper respiratory symptoms of a cold.

Note 2. Summary of significant accounting policies

Basis of Presentation:  The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and with the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of consolidation:  The consolidated financial statements include the accounts of the Company and its four wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

Use of estimates:  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Concentration of credit risk:  Accounts receivable subjects the Company to concentrations of credit risk. Fourteen and thirteen customers accounted for all gross revenue in the year ended December 31, 2017 and 2016, respectively, and accounts receivable at December 31, 2017 and 2016 were due from fourteen and eleven customers, respectively. Three customers accounted for 93% of the net revenue for the year ended December 31, 2017 and two customers accounted for 82% of the net revenue for the year ended December 31, 2016, and three customers accounted for 94% and 98% of the accounts receivable at December 31, 2017 and 2016, respectively. Four customers accounted for substantially all revenue in the year ended December 31 2015.

Segment information:  Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the development, manufacturing and commercialization of pharmaceuticals.

Reclassifications:  Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to the current period’s presentation.

Liquidity:  During 2017, 2016 and 2015, the Company produced operating losses and used cash to fund operations. Management intends to achieve profitability through revenue growth from pharmaceutical products developed with the Company’s extended-release technologies. The Company does not anticipate it will be profitable until after the successful commercialization of its approved products, Adzenys XR-ODT, Cotempla XR-ODT and Adzenys ER. Accordingly, management has performed the review required for going concern accounting and believes the Company presently has sufficient liquidity to continue to operate for the next twelve months after the filing of this Report on Form 10-K.

Cash equivalents:  The Company invests its available cash balances in bank deposits and money market funds. The Company considers highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Company’s primary objectives for investment of available cash are the preservation of capital and the maintenance of liquidity.

Short-term investments:  Short-term investments consist of debt securities that have original maturities greater than three months but less than or equal to one year and are classified as available-for-sale securities. Such securities are carried at estimated fair value, with any unrealized holding gains or losses reported as accumulated other comprehensive loss. Any tax effects are currently and have historically been insignificant. Realized gains and losses, and declines in value judged to be other-than-temporary, if any, are included in other income (expense) in the consolidated results of operations. A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in fair value charged to earnings in that period, and a new cost basis for the security is established. Dividend and interest income are recognized in other income when earned. The cost of securities sold is calculated using the specific identification method. The Company places all investments with government agencies, or corporate institutions whose debt is rated as investment grade. The Company classifies all available-for-sale marketable securities with maturities greater than one year from the balance sheet date, if any, as non-current assets.

Allowance for doubtful accounts:  The allowance for doubtful accounts is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management determines the adequacy of the allowance based on reviews of individual accounts, historical losses, existing economic conditions and estimates based on management’s judgments in specific matters. Accounts are written off as they are deemed uncollectible based on periodic review of the accounts. There is no allowance for doubtful accounts at December 31, 2017 or December 31, 2016, as management believes that all receivables are fully collectible.

Inventories:  Inventories are stated at the lower of cost (first in, first out) or market in 2016 and, effective January 1, 2017, inventory is now required to be measured at the lower of cost (first in, first out) or net realizable value. The change to stating inventories at the lower of cost or net realizable value in 2017 was adopted prospectively and did not have a significant effect on the Company’s ongoing financial reporting as valuing inventory at the lower of cost or net realizable value approximated the prior policy of valuing inventory at the lower of cost or market. Inventories have been reduced by an allowance for excess and obsolete inventories. Cost elements include material, labor and manufacturing overhead. Inventories consist of raw materials, work in process and finished goods.

Until objective and persuasive evidence exists that regulatory approval has been received and future economic benefit is probable, pre-launch inventories are expensed into research and development. Manufacturing costs for the production of Adzenys XR-ODT incurred after the January 27, 2016 FDA approval date are being capitalized into inventory, for the production of Cotempla XR-ODT incurred after June 30, 2017, following the FDA approval date of June 19, 2017, and for the production of Adzenys ER incurred after September 30, 2017, following the FDA approval date of September 15, 2017, are being capitalized into inventory.

Property and equipment:  Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or the estimated useful lives of the assets.

Intangible assets:  Intangible assets subject to amortization, which principally include proprietary modified-release drug delivery technology, the costs to acquire the rights to Tussionex ANDA and patents, are recorded at cost and amortized over the estimated lives of the assets, which primarily range from 10 to 20 years. The Company estimates that the patents it has filed have a future beneficial value. Therefore, costs associated with filing for its patents are capitalized. Once the patent is approved and commercial revenue realized, the costs associated with the patent are amortized over the useful life of the patent. If the patent is not approved, the costs will be expensed.

Impairment of long-lived assets:  Long-lived assets such as property and equipment and intangibles subject to amortization are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset group may not be recoverable. Such assets are also evaluated for impairment in light of the Company’s continuing losses. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. No impairment charges were recorded for the years ended December 31, 2017, 2016 or 2015.

Derivative liabilities:  The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives requiring separate recognition in the Company’s financial statements. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability and the change in fair value is recorded in other income (expense) in the consolidated results of operations. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within twelve months of the balance sheet date.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption and are classified in interest expense in the consolidated results of operations.

Revenue recognition:  Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services at a point in time. The Company makes estimates of the net sales price, including estimates of variable consideration (e.g., savings offers, prompt payment discounts, product returns, wholesaler fees, wholesaler chargebacks and estimated rebates) to be incurred on the selling price of the respective product sales, and recognizes the estimated amount as revenue when it transfers control of the product to its customers (e.g., upon delivery). Variable consideration is determined using either an expected value or a most likely amount method. The estimate of variable consideration is also subject to a constraint such that some or all of the estimated amount of variable consideration will only be included in the transaction price to the extent that it is probable that a significant reversal of revenue (in the context of the contract) will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Estimating variable consideration and the related constraint will require the use of significant management judgment and other market data. The Company provides for prompt payment discounts, wholesaler fees and wholesaler chargebacks based on customer contractual stipulations. The Company analyzes recent product return history and other market data obtained from its third party logistics providers (“3PLs”) to determine a reliable return rate. Additionally, management analyzes historical savings offers and rebate payments based on patient prescriptions dispensed for Adzenys XR-ODT and Cotempla XR-ODT and information obtained from third party providers to determine these respective variable considerations.

The Company sells its generic Tussionex, Adzenys XR-ODT and Cotempla XR-ODT to a limited number of pharmaceutical wholesalers, all subject to rights of return. Pharmaceutical wholesalers buy drug products directly from manufacturers. Title to the product passes upon delivery to the wholesalers, when the risks and rewards of ownership are assumed by the wholesaler (freight on board destination). These wholesalers then resell the product to retail customers such as food, drug and mass merchandisers.

Revenues for Adzenys XR-ODT, Cotempla XR-ODT and generic Tussionex for the years ended December 31, 2017, 2016 and 2015, respectively, are as follows:

	Year Ended December 31,
	2017 (as adjusted)	2016 (as adjusted)	2015
	(in thousands)
Adzenys XR-ODT	$20,377	$3,803	$—
Cotempla XR-ODT	1,590	—	—
Generic Tussionex	5,165	6,230	3,792
	$27,132	$10,033	$3,792

Net branded product sales

Net product sales for branded Adzenys XR-ODT and Cotempla XR-ODT products represent total gross product sales less gross to net sales adjustments. Gross to net sales adjustments include savings offers, prompt payment discounts, wholesaler fees, estimated rebates to be incurred on the selling price of the respective product sales and estimated allowances for product returns. The Company recognizes branded total gross product sales less gross to net sales adjustments as revenue based on shipments from 3PLs to the Company’s wholesaler customers.

Savings offers

The Company offers savings programs for Adzenys XR-ODT and Cotempla XR-ODT to patients covered under commercial payor plans in which the cost of a prescription to such patients is discounted. The Company records the amount of redeemed savings offers based on information from third-party providers against the estimated discount recorded as accrued expenses. The estimated discount is recorded as a gross to net sales adjustments at the time revenue is recognized.

Prompt payment discounts

Prompt payment discounts are based on standard programs with wholesalers and are recorded as a discount allowance against accounts receivable and as a gross to net sales adjustment at the time revenue is recognized.

Wholesale distribution fees

Wholesale distribution fees are based on definitive contractual agreements for the management of the Company’s products by wholesalers and are recorded as accrued expenses and as a gross to net sales adjustment at the time revenue is recognized.

Rebates for branded products

The Company’s products are subject to commercial managed care and government managed Medicare and Medicaid programs whereby discounts and rebates are provided to participating managed care organizations and federal and/or state governments. Calculations related to these rebate accruals are estimated based on information from third-party providers. Estimated rebates payable under such programs are recorded as a reduction of revenue at the time revenues are recorded and as accrued expenses. Historical trends of estimated rebates will be continually monitored and may result in future adjustments to such estimates.

Product returns of branded products

Wholesalers’ contractual return rights are limited to defective product, product that was shipped in error, product ordered by customer in error, product returned due to overstock, product returned due to dating or product returned due to recall or other changes in regulatory guidelines. The return policy for expired product allows the wholesaler to return such product starting six months prior to expiry date to twelve months post expiry date.

Estimated returns are recorded as accrued expenses and as a gross to net sales adjustment at the time revenue is recognized. The Company analyzed recent branded product return history and other market data obtained from the Company’s 3PLs to determine a reliable return rate.

Net generic product sales

Net product sales for generic Tussionex product represent total gross product sales less gross to net sales adjustments. Gross to net sales adjustments include prompt payment discounts, estimated allowances for product returns, wholesaler fees, estimated government rebates and estimated chargebacks to be incurred on the selling price of generic Tussionex related to the respective product sales. The Company recognizes generic Tussionex total gross product sales less gross to net sales adjustments as revenue based on shipments from 3PLs to the Company’s wholesaler customers.

Prompt payment discounts

Prompt payment discounts are based on standard programs with wholesalers and are recorded as a discount allowance against accounts receivable and as a gross to net sales adjustments at the time revenue is recognized.

Product returns of generic product

Wholesalers’ contractual return rights are limited to defective product, product that was shipped in error, product ordered by customer in error, product returned due to overstock, product returned due to dating or product returned due to recall or other changes in regulatory guidelines. The return policy for expired product allows the wholesaler to return such product starting six months prior to expiry date to twelve months post expiry date.

Estimated returns are recorded as accrued expenses and as a gross to net sales adjustments at the time revenue is recognized. Generic Tussionex product returns were estimated based upon return data available from sales of the Company’s generic Tussionex product over the past three years.

Wholesale distribution fees

Wholesale distribution fees are based on definitive contractual agreements for the management of the Company’s product by wholesalers and are recorded as accrued expenses and as a gross to net sales adjustments at the time revenue is recognized.

Rebates for generic product

The Company’s generic Tussionex product is subject to state government-managed Medicaid programs whereby discounts and rebates are provided to participating state governments. Estimated government rebates are recorded as accrued expenses and as a gross to net sales adjustments at the time revenue is recognized. Generic Tussionex government rebates are estimated based upon rebate payment data available from sales of the Company’s generic Tussionex product over the past three years. Historical trends of such rebates will be continually monitored and may result in future adjustments to such estimates.

Wholesaler chargebacks

The Company’s generic Tussionex products are subject to certain programs with wholesalers whereby pricing on products is discounted below wholesaler list price to participating entities. These entities purchase products through wholesalers at the discounted price, and the wholesalers charge the difference between their acquisition cost and the discounted price back to the Company. Estimated chargebacks are recorded as a discount allowance against accounts receivable and as a gross to net sales adjustments at the time revenue is recognized based on information provided by third parties.

Due to estimates and assumptions inherent in determining the amount of generic Tussionex returns, rebates and chargebacks, the actual amount of returns, claims for rebates and chargebacks may be different from the estimates, at which time reserves would be adjusted accordingly. Wholesale distribution fees and the allowance for prompt pay discounts are recorded at the time of shipment and such fees and allowances are recorded in the same period that the related revenue is recognized.

Research and development costs:  Research and development costs are charged to operations when incurred and include salaries and benefits, facilities costs, overhead costs, raw materials, laboratory and clinical supplies, clinical trial costs, contract services, fees paid to regulatory authorities for review and approval of the Company’s product candidates and other related costs. During the third quarter of 2016, the Company reclassified its approved product and facility regulatory fees out of research and development expense and into cost of sales commensurate with the commercial launch of Adzenys XR-ODT. The Company has reclassified all such applicable regulatory fees for prior quarters and prior years out of research and development expense and into cost of goods sold in accordance with this approach.

Distribution expenses:  Costs invoiced to the Company by its third party logistics firm are classified as cost of goods sold in the consolidated statements of operations.

Shipping and handling costs:  Amounts billed to customers for shipping and handling fees for the delivery of goods are classified as cost of goods sold in the consolidated statements of operations.

Advertising costs:  Advertising costs are comprised of print and electronic media placements that are expensed as incurred. The Company recognized advertising costs of $0.4 million and $7.4 million during the years ended December 31, 2017 and 2016, respectively. There was no advertising costs incurred during the year ended December 31, 2015.

Share-based compensation:  Share-based compensation awards, including grants of employee stock options, restricted stock, restricted stock units (“RSUs”) and modifications to existing stock options, are recognized in the statement of operations based on their fair values. Compensation expense related to awards to employees is recognized on a straight-line basis, based on the grant date fair value, over the requisite service period of the award, which is generally the vesting term. The fair value of the Company’s stock-based awards to employees and directors is estimated using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (1) the expected stock price volatility, (2) the expected term of the award, (3) the risk-free interest rate and (4) expected dividends.

Due to the previous lack of a public market for the trading of its common stock and a lack of company-specific historical and implied volatility data, the Company had, prior to the IPO, historically utilized third party valuation analyses to determine the fair value. After the closing of the Company’s IPO, the Company’s board of directors has determined the fair value of each share of underlying common stock based on the closing price of the Company’s common stock as reported by the NASDAQ Global Market on the date of grant.

Under new guidance for accounting for share-based payments, the Company has elected to continue estimating forfeitures at the time of grant and, if necessary, revise the estimate in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the actual expense recognized over the vesting period will only be for those options that vest. The adoption of this standard in 2017 did not have a material impact on the Company’s business, financial position, results of operations or liquidity.

Beginning in July 2016, the Company began recording stock compensation expense in the same income statement line as the cash compensation of the employee with the option in accordance with Staff Accounting Bulletin (“SAB”) Topic 14 due to the increased number and amount of options and option compensation. The Company has reclassified all prior quarters’ amounts out of general and administrative expense to the appropriate income statement line in accordance with this approach.

Paragraph IV Litigation Costs:  Legal costs incurred by the Company in the enforcement of the Company’s intellectual property rights are charged to expense as incurred.

Income taxes:  Income taxes are accounted for using the liability method, under which deferred taxes are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse.

Management evaluates the Company’s tax positions in accordance with guidance on accounting for uncertainty in income taxes. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination. As of December 31, 2017 and 2016, the Company has unrecognized tax benefits associated with uncertain tax positions in the consolidated financial statements. These uncertain tax positions were netted against net operating losses (NOL’s) with no separate reserve for uncertain tax positions required.

Deferred tax assets should be reduced by a valuation allowance if current evidence indicates that it is considered more likely than not that these benefits will not be realized. In evaluating the objective evidence that historical results provide, the Company considered that three years of cumulative operating losses was significant negative evidence outweighing projections for future taxable income. Therefore, at December 31, 2017 and 2016, the Company has determined that it is more likely than not that the deferred tax assets will not be realized. Accordingly, the Company has recorded a valuation allowance to reduce deferred tax assets to zero. The Company may not ever be able to realize the benefit of some or all of the federal and state loss carryforwards, either due to ongoing operating losses or due to ownership changes, which limit the usefulness of the loss carryforwards.

Warrants:  The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as derivative liabilities are recorded on the Company’s balance sheet at their fair value on the date of issuance and prior to completion of the Company’s IPO were revalued at each subsequent balance sheet date, with fair value changes recognized as increases or reductions to other income (expense) in the statements of operations. The Company estimates the fair value of its derivative liabilities using third party valuation analysis that utilizes option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for expected volatility, expected life, yield, and risk-free interest rate. Prior to the closing of the IPO, the Company’s Series C warrants were determined to be derivative liabilities and they were revalued at each subsequent balance sheet date. Upon closing the IPO, the warrants issued in conjunction with the Series C financing were exchanged in a cashless exercise for 947,185 shares of Series C which converted into 78,926 shares of the Company’s common stock. The remaining Series C warrants issued with the senior debt to purchase 170,000 pre-split shares of Series C (“Hercules Warrants”) were converted into warrants to purchase 70,833 shares of the Company’s common stock and the warrant liability was reclassified to Additional Paid in Capital within Stockholders’ Equity (Deficit).

Recent accounting pronouncements:  In May 2017, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification

Accounting. This ASU clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award changes as a result of the modification. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. This standard became effective for the Company on January 1, 2018. The adoption of this standard is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU was designed to reduce the diversity in practice of how the eight specified items are presented and classified in the statement of cash flows, including debt prepayment or debt extinguishment costs. The amendments are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those years. The Company believes the amendments will not have a significant effect on its ongoing financial reporting as the Company has classified its debt prepayment and debt extinguishment costs in the Consolidated Statements of Cash Flows in accordance with the amendments.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation—Improvements to Employee Share-Based Payment Accounting (Topic 718). For public companies, areas of accounting for share-based payment that this ASU was designed to simplify include: the income tax consequences, the accounting policy for forfeitures, the classification of awards as either equity or liabilities and the classification on the statement of cash flows. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2016, including interim periods within those years. The adoption of this standard does not have a material impact on the Company’s business, financial position, results of operations or liquidity.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and 2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those years. The new standard must be adopted using a modified retrospective transition and requires application of the new guidance at the beginning of the earliest comparative period presented. The Company is evaluating the effect that the standard will have on its consolidated financial statements and related disclosures and has not determined the expected impact at this time.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (the “New Revenue Standard”). The New Revenue Standard replaces transaction-and industry-specific revenue recognition guidance under current U.S. GAAP with a principles-based approach for determining revenue recognition. The New Revenue Standard requires an entity to recognize the amount of revenue based on the value of transferred goods or services to customers. There is also additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customer.

The New Revenue Standard became effective for the Company on January 1, 2018. For purposes of providing comparable periods upon adoption, the Company applied the full retrospective transition method, which required the Company to restate each prior reporting period presented. The impact of the New Revenue Standard relates to the Company’s accounting for branded net product sales. There are no changes to the net product sales of generic Tussionex revenue since the Company has estimated product returns since inception of recognizing revenue in August 2014.

As a result, the Company revised its results for branded net product sales revenue which commenced in May 2016 with the launch of Adzenys XR-ODT for the years ended December 31, 2016 and 2017 and applicable interim periods within those years, as if the New Revenue Standard had been effective for those periods. No revisions are required for the year ended December 31, 2015 with the adoption of the New Revenue Standard.

The Company implemented internal controls and key system functionality to enable the preparation of financial information and reached conclusions on key accounting assessments related to the New Revenue Standard, including management’s assessment that the impact of accounting for costs incurred to obtain a contract is immaterial.

Under the New Revenue Standard, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those good or services. Therefore, the Company is required to make estimates of the net sales price, including estimates of variable consideration (e.g., savings offers, prompt payment discounts, product returns, wholesaler fees and estimated rebates) to be incurred on the selling price of the respective branded product sales, and recognize the estimated amount as revenue, when it transfers control of the product to its customers (e.g., upon shipment or delivery). Variable consideration must be determined using either an expected value or most likely amount method. The estimate of variable consideration is also subject to a constraint such that some or all of the estimated amount of variable consideration will only be included in the transaction price to the extent that it is probable that a significant reversal of revenue (in the context of the contract) will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Estimating variable consideration and the related constraint require the use of significant management judgment and other market data. To implement the New Revenue Standard, the Company analyzed recent branded product return history and other market data obtained from its 3PLs to determine a reliable return rate. Additionally, management analyzed historical savings offers, prompt payment discounts, wholesaler fees and rebates payments based on patient prescriptions dispensed of Adzenys XR-ODT, Cotempla XR-ODT and information obtained from third-party providers to determine these respective variable considerations. Management has concluded that estimates of the above variable considerations are reasonably constrained, and estimates can be used for recognizing branded total gross product sales less gross to net sales adjustments as revenue beginning January 1, 2018. Refer to Impacts to Previously Reported Results below for the impact of adoption of the New Revenue Standard included in the Company’s condensed consolidated statements of operations.

Adoption of the New Revenue Standard resulted in the recognition of additional net branded product sales revenue of $2.1 million and $0.9 million for years ended December 31, 2017 and 2016, respectively, partially offset by associated increased cost of goods sold of $1.6 million and $0.3 million, respectively. As a result, the net loss reported was reduced by $0.5 million and $0.6 million reflecting the gross profit from the accelerated revenue and associated cost of goods sold for years ended December 31, 2017 and 2016, respectively. The net loss per share of common stock, basic and diluted reported was improved by $0.02 and $0.03 per share for December 31, 2017 and 2016, respectively. The adoption of the New Revenue Standard reduced the net operating loss carry forward for 2017 and 2016, respectively; however, there was no impact to the provision for income taxes because the Company’s deferred tax asset benefits are fully reserved for December 31, 2017 and 2016, respectively. In addition, adoption of the New Revenue Standard resulted in a decrease in reported total current assets by $3.2 million and $0.6 million as of December 31, 2017 and 2016, respectively, due to the elimination of deferred cost of goods sold and wholesaler fees. Reported total current liabilities decreased by $4.3 million and $1.2 million as of December 31, 2017 and 2016, respectively, due to the elimination of deferred revenue partially offset by increases in accrued expenses for contract obligations related to savings offers, product returns and rebates. See Impacts to Previously Reported Results below for the impact of adoption of the New Revenue Standard on the Company’s consolidated financial statements.

Impacts to Previously Reported Results

Adoption of the new revenue standard impacted the Company’s reported results as follows:

	Year Ended December, 31
	2017			2016
Condensed consolidated statements of operations:	As Reported	New Revenue Standard Adjustment	As Adjusted	As Reported	New Revenue Standard Adjustment	As Adjusted
	(In thousands, except per share data)
Revenue: net product sales	$25,018	$2,114	$27,132	$9,154	$879	$10,033
Cost of goods sold	12,391	1,639	14,030	11,437	297	11,734
Gross profit (loss)	12,627	475	13,102	(2,283)	582	(1,701)
Net loss attributable to common stock	(66,247)	475	(65,772)	(83,333)	582	(82,751)
Net loss per share of common stock, basic and diluted	(2.68)	0.02	(2.66)	(5.19)	0.03	(5.16)

	December 31,
	2017			2016
Condensed consolidated statements of balance sheet:	As Reported	New Revenue Standard Adjustment	As Adjusted	As Reported	New Revenue Standard Adjustment	As Adjusted
	(In thousands)
Inventories	$13,459	$(1,727)	$11,732	$5,767	$(225)	$5,542
Other current assets	5,093	(1,518)	3,575	2,865	(346)	2,519
Total current assets	82,640	(3,245)	79,395	55,269	(571)	54,698
Accrued expenses	10,570	10,374	20,944	5,264	2,509	7,773
Deferred revenue	14,676	(14,676)	—	3,662	(3,662)	—
Total current liabilities	37,602	(4,302)	33,300	21,645	(1,153)	20,492
Accumulated deficit	(266,365)	1,057	(265,308)	(200,118)	582	(199,536)
Total liabilities and stockholder’s equity	107,353	(3,245)	104,108	80,142	(571)	79,571

Adoption of the New Revenue Standard had no impact to cash from or used in operating, financing, or investing on the Company’s consolidated statements of cash flows.

Note 3. Net loss per share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and common share equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive. Potentially dilutive securities, which include warrants, outstanding stock options under the stock option plan and shares issuable in future periods, such as RSU awards, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to compute basic and diluted shares outstanding due to the Company’s net loss position. Restricted stock is considered legally issued and outstanding on the grant date, while RSUs are not considered legally issued and outstanding until the RSUs vest. Once the RSUs are vested, equivalent common shares will be issued or issuable to the grantee and therefore the RSUs are not considered for inclusion in total common shares issued and outstanding until vested.

The following potentially dilutive securities outstanding were excluded from consideration in the computation of diluted net loss per share of common stock for the years ended December 31, 2017, 2016 and 2015, respectively, because including them would have been anti-dilutive:

	December 31,
	2017	2016	2015
Series C Redeemable Convertible Preferred Stock Warrants (as converted)	70,833	70,833	70,833
Common Stock Warrants	—	—	50,158
Stock options outstanding	2,454,973	2,107,344	1,352,283
RSU’s granted, not issued or outstanding	85,000	—	—

Note 4. Fair value of financial instruments

The Company records financial assets and liabilities at fair value. The carrying amounts of certain financial assets and liabilities including cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued liabilities and deferred revenue, approximated their fair value due to their short maturities. The remaining financial instruments were reported on the Company’s consolidated balance sheets at amounts that approximate current fair values based on market based assumptions and inputs.

As a basis for categorizing inputs, the Company uses a three tier fair value hierarchy, which prioritizes the inputs used to measure fair value from market based assumptions to entity specific assumptions as follows:

Level 1:                Unadjusted quoted prices for identical assets in an active market.

Level 2:                Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full-term of the asset.

Level 3:                Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset.

The following table presents the hierarchy for the Company’s financial instruments measured at fair value on a recurring basis for the indicated dates:

	Fair Value as of December 31, 2017
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash and cash equivalents	$31,969	$—	$—	$31,969
Short-term investments	—	18,448	—	18,448
Earnout liability	—	—	170	170
Derivative liability (see Note 11)	—	—	1,660	1,660
	$31,969	$18,448	$1,830	$52,247

	Fair Value as of December 31, 2016
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash and cash equivalents	$17,917	$6,435	$—	$24,352
Short-term investments	—	15,430	—	15,430
Earnout liability	—	—	232	232
	$17,917	$21,865	$232	$40,014

The Company’s Level 1 assets included bank deposits, certificates of deposit and actively traded money market funds with a maturity of 90 days or less at December 31, 2017 and 2016. Asset values were considered to approximate fair value due to their short-term nature.

The Company’s Level 2 assets included commercial paper and corporate bonds with maturities of less than one year that are not actively traded which were classified as available for sale securities. The estimated fair values of these securities were determined by third parties using valuation techniques that incorporate standard observable inputs and assumptions such as quoted prices for similar assets, benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids/offers and other pertinent reference data. The Company’s cash and cash equivalents and short-term investments had quoted prices at December 31, 2017 and 2016 as shown below:

	December 31, 2017
	Amortized Cost	Unrealized Loss	Market Value
	(in thousands)
Bank deposits and money market funds	$31,969	$—	$31,969
Financial and corporate debt securities	18,454	(6)	18,448
	$50,423	$(6)	$50,417

	December 31, 2016
	Amortized Cost	Unrealized Loss	Market Value
	(in thousands)
Bank deposits and money market funds	$17,917	$—	$17,917
Financial and corporate debt securities	21,866	(1)	21,865
	$39,783	$(1)	$39,782

The Company’s Level 3 liability included the fair value of the earnout liability at December 31, 2017 and 2016 and the fair value of the Deerfield derivative liability at December 31, 2017.

The fair value of the earnout liability was determined after taking into consideration valuations using the Monte Carlo method based on assumptions at December 31, 2016 and revised at December 31, 2017. These revisions were primarily due to an updated revenue forecast for the Company’s generic Tussionex and the use of a directly-calculated revenue volatility of 42% based on data for potential comparable publicly-traded companies in the generic drug manufacturing space including the Company, whereas previously an unlevered equity volatility of 50% had been selected. Significant changes to these assumptions would result in increases/decreases to the fair value of the earnout liability. The methodologies and significant inputs used in the determination of the fair value of the earnout liability were as follows:

	Initial Valuation Earnout Liability	December 31, 2015 Earnout Liability	December 31, 2016 Earnout Liability	December 31, 2017 Earnout Liability
Date of Valuation	8/28/2014	12/31/2015	12/31/2016	12/31/2017
Valuation Method	Monte Carlo	Monte Carlo	Monte Carlo	Monte Carlo
Volatility (annual)	50%	50%	50%	42%
Risk-free rate (annual)	.03% - 3.56%	.56% - 3.31%	.74% - 3.42%	1.62% - 2.88%
Time period from valuation until end of earnout	.1708 - 9.8417	.5 - 9.5	.5 - 9.5	.5 - 9.5
Earnout Target 1 (thousands)	$13,700	$13,700	$13,700	$13,700
Earnout Target 2 (thousands)	$18,200	$18,200	$18,200	$18,200
Discount rate	8.03% - 10.51%	8.11% - 10.86%	12.02% - 14.70%	14.72% - 15.98%
Fair value of liability at valuation date (thousands)	$589	$214	$232	$170

The fair value of the derivative liability was determined after taking into consideration valuations using the Monte Carlo method based on assumptions at June 1, 2017 and December 31, 2017. The methodologies and significant inputs used in the determination of the fair value of the debt derivative liability were as follows:

	Derivative Liability	Initial Valuation Derivative Liability
Date of Valuation	12/31/2017	6/1/2017
Valuation Method	Monte Carlo	Monte Carlo
Volatility (annual)	N/A	76.4%
Time period from valuation until maturity of debt (yrs.)	4.360	4.943
Cumulative probability of a change in control prepayment implied by model	27%	28%
Cumulative probability of other accelerated prepayments implied by model	17%	17%
Discount rate	16.20%	15.87%
Fair value of liability at valuation date (thousands)	$1,660	$2,107

Significant changes to these assumptions in the preceding valuation tables would result in increases/decreases to the fair value of the earnout liability and derivative liability.

Changes in Level 3 liabilities measured at fair value for the periods indicated were as follows:

Level 3 Liabilities
(in thousands)
Balance at December 31, 2015	$214
Change in fair value	18
Balance at December 31, 2016	232
Addition of Deerfield derivative liability	2,107
Change in fair value	(509)
Balance at December 31, 2017	$1,830

Note 5. Inventories

Inventories at the indicated dates consist of the following:

	December 31,
	2017 (as adjusted)	2016 (as adjusted)
	(in thousands)
Raw materials	$3,476	$1,672
Work in progress	6,155	2,546
Finished goods	2,470	2,060
Inventory at cost	12,101	6,278
Inventory reserve	(369)	(736)
	$11,732	$5,542

Note 6. Property and equipment

Property and equipment, net at the indicated dates consists of the following:

	December 31,
	2017	2016
	(in thousands)
Assets under capital lease	$3,222	$1,793
Leasehold improvements	4,195	3,757
Manufacturing, packaging and lab equipment	5,300	4,376
Office furniture and equipment	1,656	1,788
Assets under construction	1,056	2,066
	15,429	13,780
Accumulated depreciation and amortization (including $157 and $762 at December 31, 2017 and 2016, respectively, applicable to capital leases)	(7,226)	(6,704)
	$8,203	$7,076

Depreciation and amortization expense related to property and equipment was $1,363,000, $1,598,000 and $1,724,000 for the years ended December 31, 2017, 2016 and 2015, respectively. Depreciation and amortization expense is recorded in cost of goods sold, research and development, or general and administrative expenses in the accompanying consolidated statements of operations. As noted in Note 7, the Company sold and leased back a substantial portion of its operating assets in a series of capital lease transactions.

On October 20, 2016, the Company utilized a third party auctioneer to conduct an auction of certain fully-depreciated equipment assets, resulting in net proceeds of approximately $415,000 which were paid during the fourth quarter of 2016 and were recorded as a gain on sale and included in other income (loss) in the Company’s consolidated statement of operations.

Note 7. Sale-leaseback transaction

The Company accounts for the sale and leaseback transactions discussed below as capital leases under the provisions of Accounting Standards Codification (“ASC”) Topic 840-40, Leases—Sale Leaseback Transactions. Accordingly, the leased assets are recorded in property and equipment and the capitalized lease obligations are included in long-term liabilities at the present value of the future lease payments in accordance with the terms of the lease (see Note 11). Lease payments are applied using the effective interest rate inherent in the leases. Depreciation of the property and equipment is included within depreciation and amortization in the consolidated statements of operations and consolidated statements of cash flows.

In 2012, the Company negotiated financing arrangements with a related party which provided for the sale-leaseback of up to $6.5 million of the Company’s property and equipment with a bargain purchase option at the end of the respective lease. These financing arrangements were executed in five separate tranches that occurred in February, July and November 2013, and March 2014. In the aggregate, the Company sold groups of assets for $795,000 and $5.5 million, which resulted in a net gain of approximately $116,000 and $2.7 million, in the years ended December 31, 2014 and 2013, respectively, and executed capital leases for these assets with repurchase options at the end of each respective lease term. Gains on the transactions are recognized on a straight-line basis over each respective 42-month lease term. The two February 2013 and the November 2013 leases for a total of $3.5 million and $1.0 million of assets expired in July 2016 and April 2017, respectively, and the related $2.6 million and $161,000 gains, respectively, were fully amortized at that time and the $385,000 and $100,000 lease buy-out option liabilities, respectively, were fully satisfied. The July 2013 lease for a total of $1.0 million of assets expired in December 2016 and the related $0.1 million loss had been recorded at inception of the lease and the $100,000 lease buy-out option liability was fully satisfied. The March 2014 lease for $795,000 of asset expired in September 2017 and the related $116,000 gain was fully amortized at that time and the lease buy-out option liability of $79,000 was fully satisfied.

In February 2017, the Company entered into an agreement with a related party for the sale-leaseback of newly acquired assets of up to $5.0 million to finance its capital expenditures. Each lease under this master agreement will be for an initial term of 36 months and will have an option to purchase the equipment at the end of the respective lease that management considers to be a bargain purchase option. Under this agreement, the Company entered into leases and sold assets with a total capitalized cost of $481,000 and $2,742,000 at effective interest rates of 14.3% and 14.9% on February 13, 2017 and June 30, 2017, respectively. The February sale resulted in net gains of $14,000 which has been deferred and is being amortized over the 36-month term of the lease. There was no gain or loss on the June 2017 sale.

For the years ended December 31, 2017, 2016 and 2015, approximately $44,000, $507,000 and $831,000, respectively, of the net gain on sale-leasebacks was recognized in other income on the condensed consolidated statements of operations.

Note 8. Intangible assets

Intangible assets, net at the indicated dates consist of the following:

	December 31,
	2017	2016
	(in thousands)
Proprietary modified-release drug delivery technology	$15,600	$15,600
Tussionex ANDA	4,829	4,829
CPI profit sharing	2,043	2,043
Patents	2,302	2,191
Other	1,035	785
	25,809	25,448
Accumulated amortization	(9,461)	(7,801)
	$16,348	$17,647

As part of the June 15, 2009 reorganization of the Company as Neos Therapeutics, Inc., the Company performed a purchase price allocation analysis. The proprietary modified-release drug delivery technology was valued at $15.6 million based on projected cash flows expected to be generated from this technology. The $15.6 million is being amortized over 20 years. Amortization expense of $780,000 was recorded in each of the years ended December 31, 2017, 2016 and 2015.

On August 28, 2014, the Company completed an acquisition of the rights to Tussionex ANDA from Cornerstone and CPI which was accounted for as an asset acquisition. Prior to the acquisition, the Company, Cornerstone and Coating Place, Inc. (“CPI”) shared profits generated by the sale and manufacture of the product under a development and manufacturing agreement, and Cornerstone had commercialization rights to the product. The Company paid $4.2 million to Cornerstone to buy out their rights to commercialize and derive future profits from the product and entered into an agreement whereby Cornerstone transferred certain assets associated with the product to the Company. Legal fees of $90,000 associated with this buyout agreement have been capitalized as part of the purchase price. Additional estimated earnout costs due to Cornerstone of $589,000, recorded at fair value by the Company based upon a valuation provided by a third party valuation firm, were capitalized as part of the purchase price of this intangible asset. This earnout amount was revalued at December 31, 2017, 2016 and 2015, resulting in a $62,000 decrease, an $18,000 increase and a $542,000 decrease in the estimated fair value of the earnout, respectively, which is recorded in other income (expense), net in the Company’s consolidated statements of operations. The 2015 net decrease resulted primarily from new information regarding the projected impact of the DEA’s reclassification of Tussionex from a Schedule III controlled substance to a Schedule II controlled substance. In addition, the Company paid $2.0 million to CPI to buy out their rights to future profits from the collaboration and entered into an agreement whereby CPI will continue to supply a component of the product. Legal fees of $43,000 associated with this buyout agreement have been capitalized as part of the purchase price of this intangible asset. These two intangible assets have an expected life of ten years and are being amortized on a straight-line basis beginning September 2014. Total amortization expense related to these intangible assets was $687,000 for each of the years ended December 31, 2017, 2016 and 2015. Aggregate amortization of intangible assets for each of the next five years and thereafter is as follows:

Year ending	December 31,
(in thousands)
2018	$1,604
2019	1,604
2020	1,604
2021	1,604
2022	1,604
Thereafter	6,237
$14,257

Patents utilized in the manufacturing of the Company’s generic Tussionex product which total $352,000 are being amortized over their expected useful life of 10 years. Patents utilized in the manufacturing of Adzenys XR-ODT which total $599,000 are being amortized over their expected useful life, including $535,000 being amortized for approximately 16 years beginning with the approval of Adzenys XR-ODT on January 27, 2016 and $64,000 being amortized for approximately 15 years beginning in December 2017. Patents utilized in the manufacturing of Cotempla XR-ODT which total $83,000 are being amortized over their expected useful life of approximately 15 years, beginning with the approval of Cotempla XR-ODT on June 19, 2017. Patents utilized in the manufacturing of Adzenys ER which total $451,000 are being amortized over their expected useful life of approximately 15 years, beginning with the approval of Adzenys ER on September 15, 2017. For the years ended December 31, 2017, 2016 and 2015, $88,000, $69,000 and $23,000 of patent amortization expense was recorded, respectively.

Note 9. Income taxes

The Company applies FASB ASC topic 740, “Income Taxes” or ASC 740 which addresses the determination of whether tax benefits claimed, or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The Company is generally subject to tax examination for a period of three years after tax returns are filed. Therefore, the statute of limitations remains open for tax years 2014 and forward. However, when a company has net operating loss carryovers, those tax years remain open until three years after the net operating losses are utilized. Therefore, the tax years remain open back to 2004.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act of 2017. The legislation significantly changes U.S. tax law by, among other things, lowering the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018.

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Cuts and Jobs Act of 2017, the Company revalued its ending net deferred tax assets at December 31, 2017 and recognized a reduction of $20.6 million in deferred tax assets with a corresponding reduction in the valuation allowance.

The significant components of deferred income tax assets and liabilities consist of the following:

	December 31,
	2017 (as adjusted)	2016 (as adjusted)
	(in thousands)
Deferred Tax Assets:
Net operating loss	$32,193	$65,532
Share-based compensation	1,340	1,562
R&D tax credit	1,696	1,792
Other reserves	1,069	1,063
Capital lease liability	563	151
State deferreds	397	5
Inventory	829	77
Other current assets	319	118
Other	3,158	2,448
Total deferred tax assets	41,564	72,748
Deferred Tax Liabilities:
Deferred Revenue	—	(1,245)
Intangible assets	(1,846)	(3,371)
Property and equipment	(747)	(124)
Total deferred tax liabilities	(2,593)	(4,740)
Valuation allowance	(38,971)	(68,008)
Net deferred tax asset (liability)	$—	$—

At December 31, 2017, and 2016, the Company has gross federal net operating loss carry-forwards of $247,493,000 and $200,170,000 and research and development credits of $2,275,000 and $2,179,000, respectively, which begin to expire in 2024. The Company has tax effected state net operating loss carry-forwards of $2,620,000 and $1,835,000 at December 31, 2017 and 2016, respectively. Utilization of the net operating loss carry-forwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The Company has performed an analysis to determine the impact of any ownership change(s) under Section 382 of the Internal Revenue Code. Due to an ownership change in 2017, the amount of federal net operating loss that will expire unused due to the Section 382 limitation is $101,744,000. The amount of federal research and development credit that will expire unused is $350,000. The deferred tax assets and related valuation allowances for both carryforwards have been reduced accordingly.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company has no accrued interest related to its uncertain tax positions as they all relate to timing differences that would adjust the Company’s net operating loss carryforward and do not require recognition. As a result of these timing differences, at December 31, 2017 and December 31, 2016, the Company had gross unrecognized tax benefits related to uncertain tax positions of $7,261,000 and $5,081,000, respectively. The Company has no other tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within 12 months of the reporting date. Changes in unrecognized benefits in any given year are recorded as a component of deferred tax expense. A tabular rollforward of the Company’s gross unrecognized tax benefits is below:

	December 31,
	2017	2016
	(in thousands)
Beginning Balance	$5,081	$4,355
Increase based on tax positions taken during a current period	2,180	726
Ending Balance	$7,261	$5,081

The Company has recorded a valuation allowance of $38,971,000 at December 31, 2017 and $68,008,000 at December 31, 2016 to fully reserve its net deferred tax assets. The Company has assessed the likelihood that the deferred tax assets will be realized and determined that it is more likely than not that all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Due to the uncertainty of realizing the deferred tax asset, the Company has placed a valuation allowance against the entire deferred tax asset. The Company may not ever be able to realize the benefit of some or all of the federal and state loss carryforwards, either due to ongoing operating losses or due to ownership changes, which limit the usefulness of the loss carryforwards. The change in the valuation allowance was a decrease of $29,037,000 and an increase of $29,677,000 for the years ended December 31, 2017 and December 2016, respectively. As a result of the TCJA reduction in the U.S. corporate income tax rate, the Company reduced its deferred tax assets by $20,572,000 with a corresponding reduction in the valuation allowance.

A reconciliation of the Company’s Federal statutory tax rate of 34% to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2017	2016
U.S. Statutory Tax Rate	34%	34%
Change in Valuation Allowance	44%	(36)%
Deferred Tax Adjustments	(47)%	1%
Federal Rate Change	(31)%	—
State tax expense, net	2%	2%
Provision to Return and Other Adjustments	(2)%	(1)%
Tax Expense / (Benefit)	0%	0%

The deferred tax adjustments are primarily attributable to the amount of federal net operating loss that will expire unused due to the Section 382 limitation.

Note 10. Accrued expenses

Accrued expenses as of December 31, 2017 and 2016 consist of the following:

	December 31, 2017 (as adjusted)	December 31, 2016 (as adjusted)
	(in thousands)
Accrued savings offers	$7,168	$2,070
Accrued rebates	4,008	544
Accrued customer returns	2,711	1,157
Accrued payroll and benefits	2,534	2,085
Accrued wholesaler fees	2,345	509
Other accrued expenses	2,178	1,408
Total accrued expenses	$20,944	$7,773

Note 11. Long-term debt

Long-term debt at the indicated dates consists of the following:

	December 31,
	2017	2016
	(in thousands)
Deerfield senior secured credit facility, net of discount of $2,843 and $1,401, respectively	$57,156	$63,075
Capital leases, maturing through May 2020	2,678	445
	59,834	63,520
Less current portion	(896)	(4,921)
Long-term debt	$58,938	$58,599

Senior secured credit facility:  On May 11, 2016, the Company entered into a $60.0 million senior secured credit facility (“Facility”) with Deerfield Private Design Fund III, L.P. (66 2/3% of Facility) and Deerfield Special Situations Fund, L.P. (33 1/3% of Facility) (collectively, “Deerfield”), as lenders. In February 2017, the Company closed an underwritten public offering of 5,750,000 shares of its common stock at a public offering price of $5.00 per share (see Note 12). Deerfield, the Company’s senior lender, participated in the purchase of the Company’s common shares as part of this public offering, and as a result, is now classified as a related party.

Approximately $33 million of the $60 million Facility proceeds was used to prepay the existing $24.3 million principal and $0.1 million of accrued interest related to the senior Loan and Security Agreement (“LSA”) with Hercules Technology III, L.P.,

(“Hercules”), the $1.1 million LSA end of term fee, an LSA prepayment charge of $243,000 and the $5.9 million of principal and $1.3 million of interest on the 10% related party amended and restated subordinated note (“Note”) that was issued by the Company to Essex Capital Corporation (“Essex”), which were otherwise payable in 2016 and 2017. Principal on the Facility is due in three equal annual installments beginning in May 2019 and continuing through May 2021, with a final payment of principal, interest and all other obligations under the Facility due May 11, 2022. Interest is due quarterly beginning in June 2016, at a rate of 12.95% per year. The Company had an option, which it exercised, to defer payment of each of the first four interest payments, adding such amounts to the outstanding loan principal. The aggregate $6.6 million in deferred interest payments (“Accrued Interest”) was due and payable on June 1, 2017. Borrowings under the Facility are collateralized by substantially all of the Company’s assets, except the assets under capital lease, and the Company will maintain cash on deposit of not less than $5.0 million.

On June 1, 2017 (the “Amendment Date”), the Company and Deerfield entered into a First Amendment (the “Amendment”) to the Facility which extended the date to repay the Accrued Interest under the Facility to June 1, 2018 (the “PIK Maturity Date”), which may be extended to June 1, 2019 at the election of the Company if certain conditions have been met as specified in the Amendment.

The right to payment of the Accrued Interest was memorialized in the form of senior secured convertible notes (the “Convertible Notes”) issued to Deerfield on the Amendment Date. Interest is due quarterly at a rate of 12.95% per year. The principal amount of the Convertible Notes issued under the Amendment and all accrued and unpaid interest thereon shall become due and payable upon written notice from Deerfield, and if either (a) the Company does not meet certain quarterly sales milestones specified in the Amendment or (b) the Company has not received and publicly announced FDA approval of the new drug applications on or before the applicable Prescription Drug User Fee Act (the “PDUFA”) goal date as set forth on the schedules to Amendment. Per the Amendment, the Company will prepay all of the outstanding obligations under the Facility and the Convertible Notes upon the occurrence of a change in control or a sale of substantially all of the Company’s assets and liabilities. The Amendment increased the staggered prepayment fees for prepayments due upon a change of control or any other prepayment made or required to be made by the Company by 300 basis points from June 1, 2017 through the period ending prior to May 11, 2020 for the change in control prepayment fees and through the period ending prior to May 11, 2022 for any other prepayments, respectively (the “Prepayment Premiums”). Such Prepayment Premiums, as amended, range from 12.75% to 2%.

The $6.6 million of Convertible Notes was convertible into shares of the Company’s common stock at the noteholder’s option at any time up to the close of business on the date that is five days prior to the PIK Maturity Date. The per share conversion price was the greater of (a) 95% of the average of the volume weighted average prices per share of the Company’s common stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion, and (b) $7.00. Deerfield cannot own more than 9.985% of the Company’s outstanding shares at any one time, and the aggregate conversion cannot exceed 19.9% of the Company’s outstanding common stock as of June 1, 2017.

On October 26, 2017, Deerfield provided a conversion notice electing to convert the entire $6.6 million of Convertible Notes into shares of the Company’s common stock at a conversion price of $7.08 per share. The conversion price was based on 95% of the average of the volume weighted average prices per share of the Company’s common stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion. This resulted in issuing 929,967 shares of the Company’s common stock to Deerfield on this date and the Convertible Notes were cancelled.

In conjunction with the Amendment to the Facility and the related issuance of the Convertible Notes, the Company entered into a Registration Rights Agreement (“Registration Agreement”) which required the Company to file a registration statement with the SEC to register the shares of common stock issued or issuable upon conversion of the Convertible Notes (“Conversion Shares”) (subject to certain adjustment for stock split, dividend or other distribution, recapitalization or similar events, “Registrable Securities”) within 30 days from June 1, 2017, which was to become effective per the SEC no later than 75 days thereafter. The Company filed a registration statement on Form S-3 to comply with the Registration Agreement on June 30, 2017, which became effective on July 11, 2017. This filing covered 940,924 shares, which is the number of shares that would be issued at the floor conversion rate of $7.00 per share. The Company is also required to, among other things, maintain the effectiveness of such registration statement, continue to file the required SEC filings on a timely basis, use its best efforts to ensure that the registered securities are listed on each securities exchange on which securities of the same class or series as issued by the Company are then listed and comply with any Financial Industry Regulatory Authority (“FINRA “) requests. The Company’s obligations with respect to each registration end at the date which is the earlier of (a) when all of the Registrable Securities covered by such registration have been sold or (b) when Deerfield or any of its transferee or assignee under the Registration Agreement cease to hold any Registrable Securities. For each registration, the Company shall bear all reasonable expenses, other than underwriting discounts and commissions, and shall reimburse Deerfield or any assignee or transferee for up to $25,000 in legal fees. The Company currently expects to satisfy all of its obligations under this Registration Agreement and does not expect to pay any damages pursuant to this agreement; therefore, no liability has been recorded (see Note 15).

The Company has accounted for the Amendment as a debt modification as the instruments were not substantially different; therefore, the remaining debt discount on the original Facility is being amortized using the effective interest method over the remaining term of the modified debt. The Company evaluated the Amendment together with the Convertible Notes to determine if those contracts or embedded components of those contracts qualified as derivatives requiring separate recognition. This evaluation identified a derivative liability of $2.1 million for the fair value of the change in control and other accelerated payment features as the prepayment fees resulted in premiums that were greater than 10% (see Note 4). As the change in control and other accelerated payments terms, including the prepayment fees, were applied to the entire debt per the terms of the amended Facility, the corresponding debt discount will be amortized using the effective interest method over the remaining term of the Facility. The fees paid to or on behalf of the creditor for the debt modification totaled $40,000 and were recorded as additional debt discount on the amended Facility to be amortized to interest expense using the effective interest method over the term of the Facility. The Company’s evaluation also determined that the embedded conversion options should not be bifurcated as derivatives from the Convertible Notes host instruments. Therefore, the Company recorded a $0.6 million discount to the convertible notes for the intrinsic value of the embedded conversion option based upon the difference between the fair value of the underlying common stock on June 1, 2017 and the effective conversion price embedded in the Convertible Notes, which will be amortized using the effective interest method to interest expense over the one-year term of the Convertible Notes. The Company recorded a $0.6 million corresponding credit to a beneficial conversion feature classified as additional paid in capital in stockholders’ equity (deficit) in the Company’s financial statements.

In connection with the initial Facility, the Company paid a $1,350,000 yield enhancement fee to Deerfield, approximately $173,000 of legal costs to the Company’s attorneys and $58,000 of legal costs on behalf of Deerfield’s attorneys, all of which were recorded as debt discount and amortized over the six-year term of the Facility, using the effective interest method. Borrowings under the Facility are collateralized by substantially all of the Company’s assets, except the Company’s assets under capital lease, and the Company will maintain cash on deposit of not less than $5.0 million.

Pursuant to the Convertible Notes, if the Company had failed to provide the number of conversion shares, then the Company would have paid damages to Deerfield or subsequent holder or any designee (“Holder”) for each day after the third business day after receipt of notice of conversion (“Share Delivery Date”) that such conversion was not timely effected. The Facility also contains certain customary nonfinancial covenants, including limitations on the Company’s ability to transfer assets, engage in a change of control, merge or acquire with or into another entity, incur additional indebtedness and distribute assets to shareholders. Upon an event of default, the lenders may declare all outstanding obligations accrued under the Facility to be immediately due and payable, and exercise its security interests and other rights. As of December 31, 2017, the Company was in compliance with the covenants under the Facility.

Debt discount amortization for the Facility, including the Amendment after June 1, 2017, was calculated using the effective interest rates of 15.03% on the original facility debt and 25.35% on the Convertible Notes, charged to interest expense and totaled $1,316,000 and $181,000 for the years ended December 31, 2017 and 2016, respectively.

Senior debt:  In March 2014, the Company entered into the LSA, which was subsequently amended in August 2014, September 2014, December 2014 and June 2015. As amended, the LSA provided a total commitment of $25.0 million, available in four draws. Borrowings under the LSA were collateralized by substantially all of the Company’s assets, except the Company’s intellectual property and assets under capital lease. The first draw of $10.0 million, (“Tranche 1”), was issued during March 2014 and was used in its entirety to repay outstanding principal under a previous credit facility. The second draw of $5.0 million, (“Tranche 2”), was issued during September 2014. The third draw (“Tranche 3”) in the amount of $5.0 million was issued in March 2015, and the fourth and final draw (“Tranche 4”) in the amount of $5.0 million was issued in June 2015.

Each draw was to be repaid in monthly installments, comprised of interest-only monthly payments until May 2016, when installments of interest and principal calculated over a thirty-month amortization period commenced. A balloon payment of the entire principal balance outstanding on October 1, 2017 and all accrued but unpaid interest thereunder was due and payable on October 1, 2017. The interest rate was 9% per annum for Tranche 1 and Tranche 4 and 10.5% per annum for Tranche 2 and Tranche 3. An end of term charge of $1.1 million was payable at the earliest to occur of (1) October 1, 2017, (2) the date the Company prepaid its outstanding Secured Obligations, as defined therein, or (3) the date the Secured Obligations became due and payable. As such, the end of term charge of $1.1 million was paid on May 11, 2016 when the Company prepaid its outstanding Secured Obligations, as defined therein.

In connection with the LSA, the Company issued the Hercules Warrants which consisted of 60,000 Series C warrants in March 2014 and 110,000 Series C warrants in September 2014 at the then current price of $5.00 per share. The Hercules Warrants became warrants with a term of five years for the purchase of 70,833 shares of common stock at a price of $12.00 per share upon the closing of the Company’s IPO and were therefore reclassified from warrant liability to Additional Paid in Capital within Stockholders’ Equity at July 22, 2015.

LSA end of term charge amortization totaled $121,000 and $311,000 for the years ended December 31, 2016 and 2015, respectively. LSA debt discount amortization charged to interest expense totaled $104,000 and $265,000 for the years ended December 30, 2016 and 2015, respectively.

The early prepayment of the LSA with some of the proceeds from the Facility resulted in a $1,187,000 loss on debt extinguishment which is separately shown in the consolidated statement of operations for the year ended December 31, 2016.

10% subordinated related party note:  The Company had a Note in the aggregate principal amount of $5.9 million that was issued by the Company to Essex which was to mature in March 2017. Interest was to be accrued and added to the principal balance until such time as the Company achieved positive EBITDA for three consecutive months. During the year ended December 31, 2016, interest expense of $263,000 was accrued. On May 11, 2016, the Company prepaid the $5.9 million outstanding aggregate principal and $1.3 million in accrued and unpaid interest.

Capital lease obligations to related party:  As described in Notes 7 and 17, during the years ended December 31, 2017, 2014 and 2013, the Company entered into agreements with Essex for the sale-leaseback of existing and newly acquired assets with a total capitalized cost of $3.2 million, $795,000 and $5.5 million, respectively, which are classified as capital leases. The approximate imputed interest rate on these leases is 14.9%, 14.5% and 14.5%, respectively. Interest expense on these leases was $263,000, $204,000 and 467,000 for the years ended December 31, 2017, 2016 and 2015 respectively.

Future minimum capital lease payments through the years ending December 31, 2020 are as follows:

Year ending:	December 31,
(in thousands)
2018	$1,235
2019	1,235
2020	776
Total minimum lease payments	$3,246
Less amount representing interest	568
Future minimum lease payments	$2,678

Future principal payments of long-term debt, including capital leases, are as follows:

Year ending:	December 31,
(in thousands)
2018	$896
2019	16,039
2020	15,742
2021	15,000
2022	15,000
Thereafter	—
Future principal payments	$62,677
Less unamortized debt discount	(2,843)
Less current portion of long-term debt	(896)
Total long-term debt	$58,938

Note 12. Common stock

On July 28, 2015, the Company closed its initial public offering (“IPO”) whereby the Company sold 5,520,000 shares of common stock, at a public offering price of $15.00 per share, which includes 720,000 shares of common stock resulting from the underwriters’ exercise of their over-allotment option at the IPO price on July 23, 2015. Proceeds from the Company’s IPO, net of underwriting discounts and commissions and other offering costs, were $75.0 million.

In connection with the IPO, the Company’s Board of Directors approved a 1-for-2.4 reverse stock split of the Company’s common stock which also resulted in a proportional adjustment to the conversion ratios of the preferred stock and the preferred stock warrants. All references to common stock and per share amounts in these condensed financial statements and accompanying footnotes have been retroactively adjusted for all periods presented to give effect to this reverse stock split.

In February 2017, the Company closed an underwritten public offering of 5,750,000 shares of its common stock at a public offering price of $5.00 per share, which included 750,000 shares of its common stock resulting from the underwriters’ exercise of their over-allotment option on February 17, 2017. Deerfield, the Company’s senior lender, participated in the purchase of the Company’s common shares as part of this public offering, and as a result, is now classified as a related party. The net proceeds to the Company from this offering, after deducting underwriting discounts and commissions and other offering expenses payable by the Company, were approximately $26.7 million.

On June 30, 2017, the Company closed an underwritten public offering of 4,800,000 shares of the its common stock at a public offering price of $6.25 per share for total proceeds of $30.0 million before estimated offering costs of $0.2 million. The Company also granted the underwriters a 30-day option to purchase up to an additional 720,000 shares of its common stock which was exercised in full on July 26, 2017. The net proceeds to the Company through July 26, 2017 from this offering, after deducting offering expenses payable by the Company, were approximately $34.3 million.

The shares of common stock for both the June 2017 and February 2017 offerings were offered pursuant to a shelf registration statement on Form S-3, including a base prospectus, filed by us on August 1, 2016, and declared effective by the SEC, on August 12, 2016. This shelf registration statement covers the offering, issuance and sale by the Company of up to an aggregate of $125.0 million of its common stock, preferred stock, debt securities, warrants and/or units (the “Shelf”). The Company simultaneously entered into a sales agreement with Cowen and Company, LLC, as sales agent, to provide for the offering, issuance and sale by the Company of up to $40.0 million of its common stock from time to time in “at-the-market” offerings under the Shelf (the “Sales Agreement”).

During the year ended December 31, 2017, the Company sold an aggregate 749,639 shares of common stock under the Sales Agreement in February 2017, at an average sale price of approximately $5.01 per share for gross proceeds of $3.7 million and net proceeds of $3.6 million and paying total compensation to the sales agent of approximately $0.1 million. As of December 31, 2017, $58.0 million of the Company’s common stock, preferred stock, debt securities, warrants and/or units remained available to be sold pursuant to the Shelf, including $36.2 million of the Company’s common stock which remained available to be sold under the Sales Agreement, subject to certain conditions specified therein.

On October 26, 2017, Deerfield provided a conversion notice electing to convert the entire $6.6 million of Convertible Notes into shares of the Company’s common stock at a conversion price of $7.08 per share. The conversion price was based on 95% of the average of the volume weighted average prices per share of the Company’s common stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion. This resulted in issuing 929,967 shares of the Company’s common stock to Deerfield on this date and the Convertible Notes were cancelled.

The Company never declared or paid any dividends on its capital stock. The Company currently intends to retain all available funds and any future earnings, if any, to fund the development and expansion of its business, and the Company does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors. The Company’s ability to pay dividends on its common stock is limited by restrictions under the terms of our credit facility with Deerfield. In addition, any future indebtedness that the Company may incur could preclude it from paying dividends.

Note 13. Share-based Compensation

Share-based Compensation Plans

In July 2015, the Company adopted the Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan (“2015 Plan”) which became effective immediately prior to the closing of the IPO and initially had 767,330 shares of common stock reserved for issuance. On January 1, 2016 and each January 1 thereafter, the number of shares of common stock reserved and available for issuance under the 2015 Plan shall be cumulatively increased by five percent of the number of shares of stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares determined by the administrator of the 2015 Plan. Accordingly, on January 1, 2018 and 2017, the Company added 1,449,847 shares and 803,049 shares, respectively, to the option pool. The 2015 Plan superseded the Neos Therapeutics, Inc. 2009 Equity Plan (“2009 Plan”), originally adopted in November 2009 and which had 1,375,037 shares reserved and available for issuance. Effective upon closing of the IPO, the Company’s board of directors determined not to grant any further awards under the 2009 Plan.

The shares of common stock underlying any awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) under the 2009 Plan will be added to the shares of common stock available under the 2015 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in the Company’s capitalization. The 2015 Plan is administered by the Company’s compensation committee. The Company’s compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Plan. The Company’s compensation committee may delegate authority to grant certain awards to the Company’s chief executive officer. Through December 31, 2017, the Company has granted options, restricted stock and RSUs. The exercise price per share for the stock covered by a stock award granted shall be determined by the administrator at the time of grant but shall not be less than 100 percent of the fair market value on the date of grant. Unexercised stock awards under the 2015 Plan expire after the earlier of 10 years or termination of employment, except in the case of any unexercised vested options, which generally expire 90 days after termination of employment.

The 2009 Plan allowed the Company to grant options to purchase shares of the Company’s common stock and to grant restricted stock awards to members of its management and selected members of the Company’s board of directors. Restricted stock awards are recorded as deferred compensation and amortized into compensation expense, on a straight-line basis over a defined vesting period ranging from 1 to 48 months. Options were granted to officers, employees, nonemployee directors and consultants, and independent contractors of the Company. The Company also granted performance based awards to selected management. The performance options vested over a three-year period based on achieving certain operational milestones and the remaining options vest in equal increments over periods ranging from two to four years. Unexercised options under the 2009 Plan expire after the earlier of 10 years or termination of employment, except in the case of any unexercised vested options, which generally expire 90 days after termination of employment. All terminated options are available for reissuance under the 2015 Plan. Since the inception of the 2015 Plan through December 31, 2017, 9,304 shares related to forfeited 2009 Plan options and 33,801 shares related to the surrender of restricted stock were added to the shares available under the 2015 Plan. During year ended December 31, 2017, 1,804 shares related to forfeited 2009 Plan options and 14,895 shares related to the surrender of restricted stock were added to the shares available under the 2015 Plan. As of December 31, 2017, 594,665 shares of common stock remain available for grant under the 2015 Plan.

Share-based Compensation Expense

The Company has reported share-based compensation expense for the years ended December 31, 2017, 2016 and 2015, respectively, in its condensed consolidated statements of operations as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Cost of goods sold	$390	$311	$112
Research and development	394	304	73
Selling and marketing	913	723	211
General and administrative	2,354	2,122	785
	$4,051	$3,460	$1,181

The total share based compensation expense included in the table above is attributable to stock options, RSUs and restricted stock of $3.9 million, $86,000 and $71,000, respectively, for the year ended December 31, 2017. The total share based compensation expense included in the table above is attributable to stock options and restricted stock of $3.4 million and $91,000, respectively, for the year ended December 31, 2016. The total share based compensation expense included in the table above is attributable to stock options and restricted stock of $1.1 million and $94,000, respectively, for the year ended December 31, 2015.

As of December 31, 2017, there was $6.5 million of compensation costs adjusted for any estimated forfeitures, related to non-vested stock options and RSUs granted under the Company’s equity incentive plans not yet recognized in the Company’s financial statements. The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.0 years for stock options and 3.4 years for RSUs. There is no unrecognized compensation cost associated with grants of restricted stock.

Stock Options

During the year ended December 31, 2017, the Company’s board of directors granted 570,432 options.

The Company estimates the fair value of all stock options on the grant date by applying the Black-Scholes option pricing valuation model. The application of this valuation model involves assumptions that are highly subjective, judgmental and sensitive in the determination of compensation cost. Prior to the IPO, given the absence of an active market for the Company’s common stock prior to its IPO, the Company’s board of directors was required to estimate the fair value of its common stock at the time of each option grant primarily based upon valuations performed by a third-party valuation firm.

The weighted-average key assumptions used in determining the fair value of options granted during the period indicated are as follows:

	Year Ended December 31,
	2017	2016	2015
Estimated dividend yield	0%	0%	0%
Expected stock price volatility	60%	60%	60%
Weighted-average risk-free interest rate	2.01%	1.18%	1.60%
Expected life of option in years	6.06	6.15	5.00
Weighted-average option fair value at grant	$4.090	$5.800	$9.723

A summary of outstanding and exercisable options as of December 31, 2017, 2016 and 2015, and the activity from December 31, 2014 through December 31, 2017, is presented below:

	Number of Options	Weighted-Average Exercise Price	Intrinsic Value
			(in thousands)
Outstanding at December 31, 2014	511,775	$3.684	$2,883
Exercisable at December 31, 2014	150,109	$1.467	$1,179
Granted	883,537	18.789
Exercised	(38,307)	1.928
Expired, forfeited or cancelled	(4,722)	2.547
Outstanding at December 31, 2015	1,352,283	$13.607	$964
Exercisable at December 31, 2015	229,000	$3.385	$2,504
Granted	859,257	10.385
Exercised	(10,886)	1.231
Expired, forfeited or cancelled	(93,310)	17.780
Outstanding at December 31, 2016	2,107,344	$12.173	$1,128
Exercisable at December 31, 2016	595,424	$9.715	$881
Granted	570,432	7.220
Exercised	(1,249)	0.223
Expired, forfeited or cancelled	(221,554)	10.325
Outstanding at December 31, 2017	2,454,973	$11.195	$4,764
Exercisable at December 31, 2017	1,137,766	$10.919	$2,890

The weighted-average remaining contractual life of options outstanding and exercisable on December 31, 2017 was 7.9 and 7.2 years, respectively. The option exercise price for all options granted in the year ended December 31, 2017 ranged from $7.00 to $9.10 per share.

Restricted Stock Units

On May 1, 2017, the Company granted 78,750 RSUs to members of its management which vest in four equal annual installments, beginning May 1, 2018. On October 2, 2017, the Company granted 6,250 RSUs to a member of its management which vest in four equal annual installments, beginning October 2, 2018. The Company had not issued any RSUs previously.

A summary of outstanding RSUs as of December 31, 2017 and 2016 and the activity from December 31, 2016 through December 31, 2017, is presented below:

	Number of RSUs	Weighted-Average Fair Value
Outstanding at December 31, 2016	—	$—
Granted	85,000	$7.15
Exercised	—	—
Expired, forfeited or cancelled	—	—
Outstanding at December 31, 2017	85,000	$7.15

The weighted-average remaining contractual life of RSUs outstanding on December 31, 2017 was 9.4 years.

Restricted stock

The Company did not issue any shares of restricted stock for the years ended December 31, 2017, 2016 and 2015. On October 16, 2017, October 17, 2016 and October 16, 2015, 14,895 shares, 9,709 shares and 9,197 shares, respectively, of restricted stock were surrendered by the holder to the Company to cover taxes associated with vesting of restricted stock. The surrendered shares of restricted stock were added to the shares available under the 2015 Plan.

The Company had no unvested restricted stock as of December 31, 2017, and had 35,513 and 71,025 shares of unvested restricted stock with a weighted average fair value of $2.55 and $2.55 as of December 31, 2016 and 2015, respectively. For the years ended December 31, 2017, 2016 and 2015, there were no shares of restricted stock granted or forfeited.

Note 14. Treasury stock

The Company has the authority to repurchase common stock from former employees, officers, directors or other persons who performed services for the Company at the lower of the original purchase price or the then-current fair market value. On October 16, 2017, October 17, 2016 and October 16, 2015, 14,895 shares, 9,709 shares and 9,197 shares, respectively, of restricted stock were surrendered by the holder to the Company to cover taxes associated with vesting of restricted stock and such shares were added back into the treasury stock of the Company, increasing total treasury stock to 33,801 shares as of December 31, 2017. On February 19, 2015, the Company’s board of directors approved the cancellation of the Company’s 55,905 shares of treasury stock which had been repurchased at the original purchase price of $0.002 in 2013.

Note 15. Commitments and contingencies

Registration Payment Arrangement:  On June 1, 2017, in conjunction with the Amendment to the Facility and the related issuance of the Convertible Notes, the Company entered into the Registration Agreement which required the Company to file a registration statement with the SEC to register the Registrable Securities (see Note 11) within 30 days from June 1, 2017, which was to become effective per the SEC no later than 75 days thereafter. The Company filed a registration statement on Form S-3 to comply with the Registration Agreement on June 30, 2017, which became effective on July 11, 2017. This filing covered 940,924 shares, which is the number of shares that would be issued at the floor conversion rate of $7.00 per share. The Company is also required to, among other things, maintain the effectiveness of such registration statement, continue to file the required SEC filings on a timely basis, use its best efforts to ensure that the registered securities are listed on each securities exchange on which securities of the same class or series as issued by the Company are then listed and comply with any FINRA requests. Upon any Registration Failure, the Company shall pay additional damages to the Holder for each 30-day period (prorated for any partial period) after the date of such Registration Failure in an amount in cash equal to two percent of the original principal amount of the Convertible Notes. The Company’s obligations with respect to each registration end at the date which is the earlier of (a) when all of the Registrable Securities covered by such registration have been sold or (b) when Deerfield or any of its transferee or assignee under the Registration Agreement cease to hold any of the Registrable Securities. For each registration filing, the Company shall bear all reasonable expenses, other than underwriting discounts and commissions, and shall reimburse Deerfield or any assignee or transferee for up to $25,000 in legal fees. The Company currently expects to satisfy all of its obligations under the Registration Agreement and does not expect to pay any damages pursuant to this agreement; therefore, no liability has been recorded.

Patent Infringement Litigation:  On October 31, 2017, the Company received a paragraph IV certification from Teva Pharmaceuticals USA, Inc. (“Teva”) advising the Company that Teva has filed an ANDA with the FDA for a generic version of Cotempla XR-ODT, in connection with seeking to market its product prior to the expiration of patents covering Cotempla XR-ODT. The certification notice alleged that the three U.S. patents listed in the FDA’s Orange Book for Cotempla XR-ODT, one with an expiration date in April 2026 and two with expiration dates in June 2032, will not be infringed by Teva’s proposed product, are invalid and/or are unenforceable. On December 13, 2017, the Company filed a patent infringement lawsuit in federal district court in the District of Delaware against Teva alleging that Teva infringed the Company’s Cotempla XR-ODT patents by submitting to the FDA an ANDA seeking to market a generic version of Cotempla XR-ODT prior to the expiration of the Company’s patents. This lawsuit automatically stayed, or barred, the FDA from approving Teva’s ANDA for 30 months or until a district court decision that is adverse to the asserted patents is rendered, whichever is earlier. The Company intend to vigorously enforce its intellectual property rights relating to Cotempla XR-ODT.

On July 25, 2016, the Company received a paragraph IV certification from Actavis Laboratories FL, Inc. (“Actavis”) advising the Company that Actavis had filed an Abbreviated New Drug Application (“ANDA”) with the FDA for a generic version of Adzenys XR-ODT. The certification notice alleged that the four U.S. patents listed in the FDA’s Orange Book for Adzenys XR-ODT, one with an expiration date in April 2026 and three with expiration dates in June 2032, will not be infringed by Actavis’s proposed product, are invalid and/or are unenforceable. On September 1, 2016, the Company filed a patent infringement lawsuit in federal district court against Actavis alleging that Actavis infringed the Company’s Adzenys XR-ODT patents by submitting to the FDA an ANDA seeking to market a generic version of Adzenys XR-ODT prior to the expiration of the Company’s patents. On October 17, 2017, the Company entered into a Settlement Agreement (the “Settlement Agreement”) and a Licensing Agreement (the “Licensing Agreement” and collectively with the Settlement Agreement, the “Agreement”) with Actavis. The Agreement resolves all ongoing litigation involving our Adzenys XR-ODT patents and Actavis’s ANDA. Under the Agreement, the Company granted Actavis the right to manufacture and market its generic version of Adzenys XR-ODT under the ANDA beginning on September 1, 2025, or earlier under certain circumstances. A stipulation and order of dismissal was entered by the U.S. District Court for the District of Delaware. The Agreement has been submitted to the applicable governmental agencies.

Other Litigation:  On March 7, 2018, the Company received a citation advising the Company that the County of Harris, Texas (the “County”) filed a lawsuit on December 13, 2017 against the Company and various other alleged manufacturers, promoters, sellers and distributors of opioid pharmaceutical products. Through this lawsuit, the County seeks to recoup as damages some of the expenses it allegedly has incurred to combat opioid use and addiction. The County also seeks punitive damages, disgorgement of profits and attorneys’ fees. While the Company believes that the lawsuit is without merit and intend to vigorously defend against it, the Company is not able to predict at this time whether this proceeding will have a material impact on its results of operations.

Defined contribution plans:  The Company maintains a defined contribution plan covering substantially all employees under the provisions of Section 401(k) of the Internal Revenue Code (“Code”). As the Company has elected a Safe-Harbor provision for the 401(k) Plan, participants are always fully vested in their employer contributions. Employees may contribute annually up to the lesser of 50% of their compensation or the applicable limit established by the Code. Effective January 1, 2015, the Company amended its

401(k) plan to provide a Company matching contribution on 100% of a participant’s contribution for the first 3% of their salary deferral and 50% of the next 2% of their salary deferral. For the years ended December 31, 2017, 2016 and 2015, the Company recorded $419,000, $371,000 and $186,000, respectively, of expense for 401(k) contributions.

Operating leases:  The Company leases its Grand Prairie, Texas office space and manufacturing facility under an operating lease which expires in 2024. In addition, the Company has a 60-month lease for office space in Blue Bell, Pennsylvania for its commercial operations which commenced on May 1, 2016. Total future minimum lease payments under these operating leases with noncancelable terms are as follows:

Year ending December 31,	(in thousands)
2018	$1,104
2019	1,109
2020	1,160
2021	1,058
2022	1,055
Thereafter	2,162
Future minimum lease payments	$7,648

The Company accounts for rent expense on long-term operating leases on a straight-line basis over the life of the lease resulting in a deferred rent balance of $1,083,000 and $1,174,000 at December 31, 2017 and December 31, 2016, respectively. The Company is also liable for a share of operating expenses for both premises as defined in the lease agreements. The Company’s share of these operating expenses for both locations was $243,000 and $230,000 for the years ended December 31, 2017 and 2016. The Company’s share of these operating expenses for the Grand Prairie facility was $237,000 for the years ended December 31, 2015. Rent expense for these leases, excluding the share of operating expenses, was $1,010,000, $1,011,000 and $884,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

Cash incentive bonus plan:  In July 2015, the Company adopted the Senior Executive Cash Incentive Bonus Plan (“Bonus Plan”). The Bonus Plan provides for cash payments based upon the attainment of performance targets established by the Company’s compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to the Company, or corporate performance goals, as well as individual targets. The Company has recorded $701,000, $464,000 and $552,000 of compensation expense for the years ended December 31, 2017, 2016 and 2015, respectively, under the Bonus Plan.

Note 16. License agreements

On October 17, 2017, the Company entered into the Agreement with Actavis. Under the Licensing Agreement, the Company granted Actavis a non-exclusive license to certain patents owned by the Company by which Actavis has the right to manufacture and market its generic version of Adzenys XR-ODT under its ANDA beginning on September 1, 2025, or earlier under certain circumstances. The Licensing Agreement has been submitted to the applicable governmental agencies (see Note 15).

On July 23, 2014, the Company entered into a Settlement Agreement and an associated License Agreement (the “2014 License Agreement”) with Shire LLC (“Shire”) for a non-exclusive license to certain patents for certain activities with respect to the Company’s New Drug Application (the “NDA”) No. 204326 for an extended-release orally disintegrating amphetamine polistirex tablet. In accordance with the terms of the 2014 License Agreement, following the receipt of the approval from the FDA for Adzenys XR-ODT, the Company paid a lump sum, non-refundable license fee of an amount less than $1.0 million in February 2016. The Company is paying a single digit royalty on net sales of Adzenys XR-ODT during the life of the patents.

On January 26, 2017, the Company sent a letter to Shire, notifying Shire that the Company has made a Paragraph IV certification to the FDA that in the Company’s opinion and to the best of its knowledge, the patents owned by Shire that purportedly cover the Company’s Adzenys ER are invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Adzenys ER. On March 6, 2017, the Company entered into a License Agreement (the “2017 License Agreement”) with Shire, pursuant to which Shire granted the Company a non-exclusive license to certain patents owned by Shire for certain activities with respect to the Company’s NDA No. 204325 for an extended-release amphetamine liquid suspension. In accordance with the terms of the 2017 License Agreement, following the receipt of the approval from the FDA for Adzenys ER, the Company paid a lump sum, non-refundable license fee of an amount less than $1.0 million in October 2017. The Company will also pay a single digit royalty on net sales of Adzenys ER during the life of the relevant Shire patents.

Such license fees are capitalized as an intangible asset and are amortized into cost of goods sold over the life of the longest associated patent. The royalties are recorded as cost of goods sold in the same period as the net sales upon which they are calculated.

Additionally, each of the 2014 and 2017 License Agreements contains a covenant from Shire not to file a patent infringement suit against the Company alleging that Adzenys XR-ODT or Adzenys ER, respectively, infringes the Shire patents.

Note 17. Related party transactions

As described in Note 7, in February 2017, the Company entered into an agreement with a related party for the sale-leaseback of newly acquired assets of up to $5.0 million to finance the Company’s capital expenditures. Each lease under this master agreement will be for an initial term of 36 months and will have an option to purchase the equipment at the end of the respective lease that management considers to be bargain purchase option. Under this master agreement, the Company entered into leases and sold assets with a total capitalized cost of $481,000 and $2,742,000 at effective interest rates of 14.3% and 14.9% on February 13, 2017 and June 30, 2017, respectively. Also, in 2012, the Company negotiated financing arrangements with the same related party that provided for the sale-leaseback of up to $6.5 million of the Company’s property and equipment. From the 2012 financing arrangements, the Company has no lease obligation remaining at December 31, 2017 and has a lease obligation of $445,000 at December 31, 2016. The total lease obligation under all related party financing arrangements was $2,678,000 and $445,000 at December 31, 2017 and 2016, respectively.

In February 2017, the Company closed an underwritten public offering of 5,750,000 shares of its common stock at a public offering price of $5.00 per share, which includes 750,000 shares of the Company’s common stock resulting from the underwriters’ exercise of their over-allotment option at the public offering price on February 17, 2017 (see Note 12). On June 30, 2017, the Company closed an underwritten public offering of 4,800,000 shares of its common stock at a public offering price of $6.25 per share for total proceeds of $30.0 million before estimated offering costs of $0.2 million. The Company also granted the underwriters a 30-day option to purchase up to an additional 720,000 shares of its common stock (see Note 12). Deerfield, the Company’s senior lender, participated in the purchase of the Company’s common shares as part of both public offerings, and as a result, is now classified as a related party. The Company is obligated under a $60.0 million senior secured credit Facility that was issued by the Company to Deerfield. On June 1, 2017, the Company and Deerfield entered into an Amendment to the Company’s existing Facility with Deerfield which extended the date to repay the Accrued Interest under the Facility to June 1, 2018, which may be extended to June 1, 2019 at the election of the Company if certain conditions have been met as specified in the Amendment. The right to payment of the Accrued Interest was memorialized in the form of Convertible Notes issued to Deerfield on the Amendment Date. On October 26, 2017, Deerfield provided a conversion notice electing to convert the entire $6.6 million of Convertible Notes into shares of the Company’s common stock at a conversion price of $7.08 per share. The conversion price was based on 95% of the average of the volume weighted average prices per share of the Company’s common stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion. This resulted in issuing 929,967 shares of the Company’s common stock to Deerfield on this date and the Convertible Notes were cancelled (see Note 11).

Note 18. Selected Quarterly Financial Data (Unaudited)

The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Operating results for these periods are not necessarily indicative of the operating results for a full year. Historical results are not necessarily indicative of results to be expected in future periods. Selected quarterly financial data for years ended December 31, 2017 and 2016, are as follows (in thousands, except share and per share amounts):

	Quarter Ended (as adjusted)
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Net sales(1)	$5,631	$5,179	$7,100	$9,222
Gross profit(1)	881	2,362	4,277	5,582
Net loss attributable to common stock	$(17,221)	$(18,645)	$(16,254)	$(13,652)
Weighted average common shares outstanding used to compute net loss per share, basic and diluted(2)	19,624,712	22,613,382	27,884,983	28,746,608
Net loss per share of common stock, basic and fully diluted(3):	$(0.88)	$(0.82)	$(0.58)	$(0.47)

	Quarter Ended (as adjusted)
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Net sales(1)	$2,583	$2,052	$1,621	$3,777
Gross (loss)(1)	(173)	(516)	(697)	(315)
Net loss attributable to common stock	$(12,614)	$(26,197)	$(25,768)	$(18,172)
Weighted average common shares outstanding used to compute net loss per share, basic and diluted(2)	16,025,318	16,050,138	16,070,705	16,062,685
Net loss per share of common stock, basic and fully diluted(3):	$(0.79)	$(1.63)	$(1.60)	$(1.13)

(1)                                 The Company began selling Adzenys XR-ODT on May 16, 2016 and initiated an early experience program for Cotempla XR ODT with limited product availability on September 5, 2017 before launching this product nationwide on October 2, 2017. Net product sales represent total gross product sales less gross to net sales adjustments. Gross to net sales adjustments for Branded Adzenys XR-ODT and Cotempla XR-ODT include savings offers, prompt payment discounts, wholesaler fees, estimated rebates to be incurred on the selling price of the respective product sales and estimated allowances for product returns. The Company began selling generic Tussionex in August 2014. Gross to net sales adjustments for generic Tussionex include prompt payment discounts, estimated allowances for product returns, wholesaler fees, estimated government rebates and estimated chargebacks to be incurred on the selling price of generic Tussionex related to the respective product sales. The Company recognizes total gross product sales less gross to net sales adjustments as revenue based on shipments from 3PLs to the Company’s wholesaler customers. Also, the net loss amounts reflect the sales and marketing expenses associated with the commercialization of Adzenys XR-ODT and Cotempla XR-ODT.

(2)                                 In February 2017, the Company closed an underwritten public offering of 5,750,000 shares of its common stock at a public offering price of $5.00 per share, which included 750,000 shares of its common stock resulting from the underwriters’ exercise of their over-allotment option on February 17, 2017. On June 30, 2017, the Company closed an underwritten public offering of 4,800,000 shares of the its common stock at a public offering price of $6.25 per share for total proceeds of $30.0 million before estimated offering costs of $0.2 million. The Company also granted the underwriters a 30-day option to purchase up to an additional 720,000 shares of its common stock which was exercised in full on July 26, 2017. On October 26, 2017, Deerfield provided a conversion notice electing to convert the entire $6.6 million of Convertible Notes into shares of the Company’s common stock at a conversion price of $7.08 per share. The conversion price was based on 95% of the average of the volume weighted average prices per share of the Company’s common stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion. This resulted in issuing 929,967 shares of the Company’s common stock to Deerfield on this date and the Convertible Notes were cancelled. These transactions produced a significant increase in the number of shares outstanding which will impact the year-over-year comparability of the Company’s loss per share calculations.

(3)                                 Loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly loss per share may not necessarily equal the total for the year.

Note 19. Subsequent event

On January 1, 2018, in accordance with the Evergreen Provisions of the 2015 Plan, the Company added 1,449,847 shares to the option pool, increasing the total number of shares reserved and available for issuance under the 2015 Plan to 2,044,512 shares.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

		Balance at beginning of period	Additions charged to costs and expenses	Deductions and Payments	Balance at end of period
For the year ended December 31, 2017
Allowance for chargebacks	(1)	$779	$10,146	$(10,109)	$816
Allowance for cash discounts	(1)	171	1,814	(1,648)	337
Sales offers	(2)	2,070	30,978	(25,880)	7,168
Reserve for wholesaler fees	(2)	509	8,244	(6,408)	2,345
Reserve for returns	(2)	1,157	1,792	(238)	2,711
Rebates	(2)	544	7,837	(4,373)	4,008
For the year ended December 31, 2016
Allowance for chargebacks	(1)	940	10,504	(10,665)	779
Allowance for cash discounts	(1)	99	772	(700)	171
Sales offers	(2)	—	5,816	(3,746)	2,070
Reserve for wholesaler fees	(2)	361	2,838	(2,690)	509
Reserve for returns	(2)	429	764	(36)	1,157
Rebates	(2)	110	519	(85)	544
For the year ended December 31, 2015
Allowance for chargebacks	(1)	190	5,359	(4,609)	940
Allowance for cash discounts	(1)	14	194	(109)	99
Reserve for wholesaler fees	(2)	117	914	(670)	361
Reserve for returns	(2)	212	242	(25)	429
Rebates	(2)	9	103	(2)	110

(1)                                 Shown as a reduction of accounts receivable and gross sales as indicated in column heading.

(2)                                 Shown as accrued expenses and a reduction of gross sales.